Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Announces Pricing of Common Stock Offering

WAYZATA, MN, February 23, 2010 — TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced that its public offering of 10,715,000 shares of its common stock has priced at $14.00 per share for gross proceeds of $150,010,000.  TCF’s common stock price closed on February 22, 2010 at $14.39.  TCF has also granted the underwriters a 30-day option to purchase up to an additional 1,607,250 shares of common stock to cover over-allotments, if any, at the same price for potential additional gross proceeds of $22,501,500.  Morgan Stanley and J.P. Morgan acted as joint lead book-running managers.  RBC Capital Markets and Stifel Nicolaus served as co-managers.

The issuance of the additional common stock enhances TCF’s capital ratios and therefore TCF’s ability to pursue growth and acquisition opportunities.  TCF expects to use the net proceeds of the offering for general corporate purposes.

TCF expects to close the transaction, subject to customary conditions, on or about February 26, 2010.  This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley at 180 Varick Street,

2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com and from J.P. Morgan via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204.

TCF is a Wayzata, Minnesota-based national financial holding company with $17.9 billion in total assets.  The company has 443 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.  For more information about TCF, please visit www.tcfbank.com.

This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with future results, plans or performance.  We caution you that such statements are predictions and that actual events or results may differ materially.  TCF’s expected financial results or other plans are subject to a number of risks and uncertainties.  Please see the forward-looking statement disclosure contained in the SEC Form S-3 preliminary prospectus supplement dated February 22, 2010 for more information about risks and uncertainties.  Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.

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